EX-99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated January 19, 2018, relating to the financial statements and financial highlights which appear in the November 30, 2017 Annual Reports to Shareholders of the Goldman Sachs MLP Energy Infrastructure Fund and the Goldman Sachs MLP & Energy Fund. We also consent to the references to us under the heading “Financial Highlights” in the Prospectus, and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 29, 2018